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ClearOne, Inc.

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Dear Fellow Shareholders:

Your company continues to grow, creating value for you. We have taken significant steps to accelerate our growth thanks to the vision of our management team, the support of the board of directors, the enthusiasm of our partners, the creative energy of our employees and the trust of our shareholders.

Our vision and strategy are working. By managing our business with a relentless focus on operational excellence, growth through innovation and sensible use of hard-earned growth capital, we have been able to deliver profitable performance and solid returns. In the nine years since I became CEO, we have turned around our fortunes:

Growing Shareholder Wealth

•	Of the $45 million damages award received in the first quarter of 2013 related to the auction rate securities sold to ClearOne, we have retained approximately $24.4 million after paying legal fees and taxes.

•	Following the above mentioned settlement, the Board voted to repurchase up to $10 million of ClearOne stock, of which we have repurchased $2.8 million already. Since relisting in 2006, we have repurchased nearly $20 million or about 30 percent of the company’s outstanding stock.

Generating Revenue Growth and Maintaining Profitability

•	We grew revenues from $35.7 million in 2009 (twelve months ended December 31, 2009) to $48.4 million in 2013 (twelve months ended September 30, 2013), while maintaining gross margins of about 60% and consistently generating positive cash flow.

•	With a debt-free balance sheet and a demonstrated ability to generate growth, we are constantly evaluating prudent options to invest capital to grow revenue and expand our footprint in the audio/visual industry either through strategic acquisitions or internal investments.

Our ability to post this strong performance is a testament to our core strategy, which relies on a strategically-built portfolio of innovative and profitable products to drive long-term returns. We will continue to allocate a portion of our resources to drive these new growth opportunities.

Our performance is also a testament to the strength of the market in which we operate. We have worked to intercept the needs of a changing market place with smart products and new technology. We recognized that there would always be a global appetite for smart solutions to evolving business challenges, and we aligned our company to meet those needs head on. Today, we see the global demand for our new and innovative products growing.

We have entered new markets with one of the best sales channels in our industry. We continue to enhance our sales channels to capture greater market share by focusing on emerging geographies and building new partnerships with many of the largest global and regional information technology distributors. Our new product offerings give our sales partners new opportunities to increase their revenue by selling more products to their existing customers.

Technology Leadership

ClearOne began with a focus on the niche installed audio conferencing market where we have been quite successful. In fact most Fortune 500 companies use ClearOne installed audio products, and we have about a 50% share of the nearly $65 million plus installed audio market.

We grew to play a key role in the unified communications, audio end points market, expanding the market for our audio products to about $450 million. Building on this success and our financial strength, we have expanded our focus to include other related audio visual markets through three acquisitions, VCON, NetStreams and MagicBox. These acquisitions provided video and network technologies that are highly complementary to and fortify our flagship voice conferencing solutions and are being integrated with our existing technologies to expand the breadth and depth of our solutions.

As the paradigm shift from hardware to cost effective software-based video communication gains momentum, these acquired technologies are poised to play a key role in our growth and provide ClearOne access to a growing $5 billion plus market.

Today, ClearOne holds more than 90 issued and pending patents, up from fewer than 10 in 2004. This intellectual property is a very valuable part of the company and we are committed to our ongoing R&D investments to enhance our product line and to continue to defend our proprietary technologies.

Putting Legacy Problems Behind Us

Since I became CEO in 2004, our management team, board of directors and all of our talented employees have worked diligently to eliminate the legacy problems that once threatened ClearOne’s viability. The following is a sample of our success in overcoming these challenges:

•	During 2004 and 2005, we reconstructed and filed 3 years of audited financial results.

•	In August 2007, we completed the arduous, multi-year task of earning back our NASDAQ listing.

•	We defended and prevailed in litigation related to the theft of our trade secrets and recovered nearly $4.0 million out of an $11.6 million judgment awarded to us.

•	ClearOne, with our legal team, implemented an aggressive strategy to halt the payment of unnecessary criminal defense fees claimed by two former officers, saving the company hundreds of thousands of dollars. We secured an arbitration settlement of $45 million for damages resulting from the freezing of auction rate securities.

We believe that ClearOne is at the forefront of a very unique moment in our markets. We are confident that we have positioned our company with the right technologies, product mix, human capital and sales channel to maximize our shareholder value and to continue to growth shareholder wealth.

Milestones Ahead

When I look back at where ClearOne was when I became CEO – delisted from NASDAQ and with an ongoing SEC investigation, among other complications – compared to where we are today, I am grateful for the support of my management team, employees, board of directors and shareholders. The initiatives described above are a direct result of the growth strategies we put in place together. Today, we see our remarkable performance as a validation of those strategies and as an exciting preview of what’s to come. We will continue to forge ahead, and in 2014, we expect to see our newest video solutions fortify our growth plans and help ensure a continuation of our strong financial performance.

We invite you to join us in this exciting growth opportunity and to closely watch our progress during the year ahead. As a team, we look forward to executing our strategies to continue to drive the growth and value of the company. We appreciate your support.

Zee Hakimoglu

President and Chief Executive Officer

ClearOne, Inc.